Exhibit 10.01.f.2



                                                                    ANNEX B

                                   OPTION
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         If, at any time prior to December 31, 2001, the Project has not sold a minimum of 70 percent of the output of the Project (up to a maximum of 350,000 tons of Product per year) under contracts extending through December 31, 2001, then KECC or its Affiliates will have the option to enter into a contract to purchase the tonnage necessary to increase the amount of output of the Project under contracts extending through December 31, 2001, to 70 percent of the output of the Project (up to a maximum of 350,000 tons of Product per year). Such contract may be entered into at any time (prior to December 31, 2001) during the period beginning on the date on which a proposal for a Commercial Project (including, without limitation, a completed Feasibility Study) is submitted to the Members for approval as provided in the LLC Agreement and the date on which KECC or its Affiliate elects to approve such Commercial Project pursuant to the procedures set out in the LLC Agreement. The price per ton of such Product, F.O.B. the Project, shall be the price set forth with respect to such tonnage under the lines "Utility #1 Index Coal Cost ($/ton)" and "Other Utility Purchase Price ($/ton)" on the first page of the proforma projections attached to the Partnership Agreement applicable to the tonnage purchased and the year in which such Product is delivered. Such prices may be escalated as provided in such proforma (a copy of which is attached hereto with such lines highlighted).